Exhibit 5.2

SILICON VALLEY OFFICE  •  1755 EMBARCADERO ROAD  •  PALO ALTO, CALIFORNIA  94303

TELEPHONE: +1.650.739.3939 • JONESDAY.COM

November 6, 2025

Lam Research Corporation
4650 Cushing Parkway
Fremont, California 94538

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 Filed by Lam Research Corporation

Ladies and Gentlemen:

We have acted as counsel for Lam Research Corporation, a Delaware corporation (the “Company”), in connection with the registration of 18,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), that may be issued or delivered and sold pursuant to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) and the Lam Research Corporation 2025 Stock Incentive Plan (together with the 2015 Plan, the “Plans”). On October 2, 2024, the Company effected a 10-for-1 stock split of the Common Stock, and the number of Shares covered by the 2015 Plan and registered for issuance under the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on November 6, 2015 increased from 18,000,000 Shares to 180,000,000 Shares. In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of stock option, restricted stock, restricted stock unit, stock appreciation right or other applicable award agreements thereunder (collectively, the “Award Agreements”) will be, when issued or delivered and sold in accordance with the applicable Plan and the applicable Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the applicable Plan and the applicable Award Agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee thereof.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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